Exhibit 28(j)(12)under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Money Market Obligations Trust and

Shareholders of Federated Government Obligations Tax-Managed Fund:

We consent to the use of our report, dated September 23, 2014, with respect to the financial statements of Federated Government Obligations Tax-Managed Fund, a portfolio of the Money Market Obligations Trust, included herein and to the reference to our firm under the heading “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP

Boston, Massachusetts

July 16, 2015